Exhibit 10.78

Exhibit A

ADA-ES, INC.

Refined Coal Activities

Supplemental Compensation Plan

For

Employees, Contractors and Consultants of ADA-ES, Inc.

April 20, 2010

1. Establishment of the Plan. ADA-ES, Inc. (the “Company”), by action of the Compensation Committee of the Board of Directors, hereby establishes this “Refined Coal Activities Supplemental Compensation Plan” (the “Plan”) for Company employees, consultants and/or contractors, upon the terms and subject to the conditions set forth herein. The Plan shall be administered by the Administrator (as defined herein).

2. Purpose of the Plan. The purpose of the Plan is to incent Company employees, consultants and contractors who are actively involved with the Company’s Refined Coal Activities (as defined herein) to work for the success of such activities. In order to promote this purpose, the Company hereby establishes the Plan under which it will make available a pool of funds (the “Incentive Pool”) from which payments shall be made to designated participants in the Plan (“Designated Participants”) from amounts received by the Company from Refined Coal Activities (as defined herein).

3. Definitions. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in Exhibit A hereto.

4. Establishment of the Incentive Pool. The Incentive Pool shall consist of an amount equal to seven percent (7%), of the Net Contribution Margin received by the Company from the Company’s Refined Coal Activities. The Net Contribution Margin and Incentive Pool shall be calculated annually following the close of the Company’s fiscal year for such fiscal year, in accordance with the terms and conditions set forth herein.

5. Allocation and Payment of Incentive Pool Amounts: The Incentive Pool shall be allocated as follows:

Michael Durham, as Chief Executive Officer of the Company – 3% of the Net Contribution Margin or 42.86% of the Incentive Pool.

Other Participant(s) – 4% of the Net Contribution Margin or 57.14% of the Incentive Pool.

Payments of the amounts allocated to Designated Participants under the Plan shall be made as soon as practicable following the end of each fiscal year.

ADA Refined Coal Activities Supplemental Compensation Plan

6. Eligibility Requirements. In order to be eligible as an “Other Participant,” a Person must have been a Company employee, consultant or contractor during the fiscal year for which the designation is made. Dr. Durham shall determine the Other Participants and the relative percentage of the Incentive Pool (out of the 57.14% allocated to Other Participants) to be allocated to each such Other Participant, annually following the close of the Company’s fiscal year for that fiscal year. No Person shall be entitled to any rights to any past or future amounts payable under the Plan for any fiscal year other than the one for which they are a Designated Participant by reason of having been designated an Other Participant for a fiscal year other than the fiscal year for which they have been so designated.

7. Termination of Participant Status Following Designation as an Other Participant. If Dr. Durham or any Person designated as an Other Participant is subsequently terminated or terminates his or her employment, consulting or contracting relationship with the Company (a “Terminated Participant”) after designation but prior to the time for payment of the amounts allocated to the Incentive Pool for a fiscal year for which the Terminated Participant has been so designated, any amount owing to such Terminated Participant shall be paid to such Participant at the time of the next payment made to the Other Participants.

8. Other Applicable Terms and Conditions:

a.	Payment of any amounts due hereunder will be made annually, and will not be due and payable until the Company has actually received cash comprising the Revenue includible in the Incentive Pool for that fiscal year.

b.	If Dr. Durham shall cease to be employed by the Company for any reason, the amount reserved to him under the Plan shall thereafter not be part of the Incentive Pool.

c.	The Plan Administrator shall have the authority to adopt additional rules and regulations as it determines in its sole discretion under the Plan and such rules and regulations shall be binding on all Plan Participants.

ADA-Refined Coal Activities Supplemental Compensation Plan

Exhibit A

To

Refined Coal Activities

Supplemental Compensation Plan

Definitions:

Capitalized terms used in the Plan that are not otherwise defined in the Plan have the definitions set forth herein:

a.	“Administrator” shall mean the Compensation Committee of the Board of Directors of the Company.

b.	“Company” means ADA-ES, Inc. and its wholly owned subsidiaries

c.	“CCS” means Clean Coal Solutions, LLC (f/k/a ADA-NexCoal, LLC).

d.	“Designated Participants” shall have the meaning set forth in Paragraph 2 of the Plan.

e.	“Incentive Pool” shall have the meaning set forth in the Paragraph 2 of the Plan.

f.	“Net Contribution Margin” means “Revenues” (as hereafter defined) less “Expenses” (as hereafter defined) related to Refined Coal Activities, on a fiscal year basis at the Company level, as determined from the inception of each Refined Coal Activity included in the Plan, as determined in accordance with the accounting policies and practices of the Company consistently applied, and subject to the other terms and conditions set forth herein.

For purposes of calculating the Net Contribution Margin, Revenues and Expenses shall be determined as follows:

“Revenues” shall consist of the following:

i.	Payments received by the Company from NexGen Refined Coal, LLC pursuant to Sections 2.1 and 2.2 of that certain Purchase and Sale Agreement dated as of November 3, 2006, as amended by the First Amendment to Purchase and Sale Agreement dated as of October 26, 2009, by and among ADA-ES, Inc., NexGen Refined Coal, LLC, and CCS, or any successor provision thereto, as may be amended from time to time hereafter.

ADA-Refined Coal Activities Supplemental Compensation Plan

ii.	The first three years of payments received by ADA-ES, Inc. from the sale of Chemicals and Additives by ADA-ES, Inc. to CCS pursuant to that certain Chemicals, Equipment and Technical Engineering Services Supply Agreement dated as of November 3, 2006, as amended by First Amendment to Chemicals, Equipment and Technical Engineering Services Supply Agreement dated as October 26, 2009, as may be amended from time to time hereafter (collectively the “Supply Agreement”), by and between ADA-ES, Inc. and CCS that are generated by each new customer added during the Plan Period.

iii.	The payments received by ADA-ES, Inc. from the sale of Technical Engineering Services by ADA-ES, Inc. to CCS pursuant to the Supply Agreement that are generated during the Plan Period.

iv.	Distributions received by ADA-ES, Inc. from CCS during the Plan Period pursuant to Section 1.3(a) of that certain Amended and Restated Operating Agreement of ADA-NexCoal, LLC (n/k/a CCS, dated as of November 3, 2006 by and among ADA-ES, Inc. and NexGen Refined Coal, LLC as members, and CCS, or any successor provision thereto.

v.	Other cash payments received by the Company that are similar and consistent with those described in paragraphs i – iv in this Paragraph above resulting from other Refined Coal Activities included in the Plan.

“Expenses” shall consist of the following:

i.	All cash and non-cash compensation paid to consultants or contractors engaged by the Company from the inception of each activity constituting a Refined Coal Activity included in the Plan.

ii.	All cash and non-cash compensation paid to Company personnel (including executives, consultants or contractors) for services attributable to any Refined Coal Activity included in the Plan, from the inception of a Refined Coal Activity (including amounts that should be so attributed as a result of the nature of the services rendered to the Company by such Persons).

iii.	The first three years of costs incurred by the Company for Chemicals and Additives sold to CCS under the Supply Agreement that are attributable to each new customer added during the Plan Period.

iv.	The costs of the Technical and Engineering Services sold to CCS under the Supply Agreement that are attributable to the Plan Period.

v.	All management and administrative costs (not otherwise included above) for Refined Coal Activities, including without limitation (i) sales and marketing expenses; (ii) legal and accounting expenses; and (iii) travel expenses.

ADA-Refined Coal Activities Supplemental Compensation Plan

vi.	Other expenses incurred by the Company that are similar (and consistent) with those described in paragraphs iii and iv in this Paragraph above, that are attributable to any Refined Coal Activities included in the Plan.

The Net Contribution Margin and Incentive Pool will be determined on a fiscal year basis using the internal accounting reports of ADA-ES (as reflected on the financial statements filed by the Company with the Securities and Exchange Commission), which are generally completed during the first fiscal quarter of the following year.

The Incentive Pool amounts that relate to Dr. Durham and Other Participants will include only the first three full years of revenue generated by any Refined Coal Activities customer. No amounts received from a Refined Coal Activities customer after such customer has been a customer for more than three full years shall be included in Revenues included in the Net Contribution Margin or the Incentive Pool.

At any time when there is a mixture of Revenues coming from new customers and customers that are beyond the three year period for Revenues includible in the Net Contribution Margin, then all expenses that cannot be attributed directly to the eligible customers will be allocated pro-rata according to the revenue dollars generated by the customers for which amounts are included in the Incentive Pool as compared to total revenues generated by Refined Coal Activities.

Revenue and Expenses shall not include amounts included in the net profit of the Company generated by a consolidated subsidiary by reason of the consolidation of such subsidiary’s financial results with those of the Company. The manner in which the Net Contribution Margin shall be calculated to ensure that no Revenue or Expense amounts are included more than once in calculating such Net Contribution Margin.

g.	“Other Participant” shall have the meaning set forth in Paragraph 6 of the Plan.

h.	“Person,” as the context requires, means a natural person, corporation, partnership, trust or other entity.

i.	“Plan Period” means the period beginning on January 1, 2006 and ending on December 31, 2013.

ADA-Refined Coal Activities Supplemental Compensation Plan

j.	“Refined Coal Activities” means activities of the Company directed to the research, development, marketing and sale of “refined coal” (which shall mean coal that is treated or altered in a manner necessary to reduce the levels of hazardous pollutants released on burning of such coal, which are presently being carried out through CCS , the Company’s joint venture with NexGen Refined Coal, LLC pursuant to certain agreements originally entered into as of November 3, 2006. For purposes of the Plan, Refined Coal activities shall not include any activities under that certain License Agreement currently under negotiation with Arch Coal Inc. pursuant to which the Company will license certain technology relating to treatment of coal. Any activity to be included as a “Refined Coal Activity” under the Plan (other than activities between the Company and CCS), shall be included in the Plan only if and when designated as such by the Administrator.

k.	“Terminated Participant” shall have the meaning set forth in Paragraph 7 of the Plan.

ADA-Refined Coal Activities Supplemental Compensation Plan

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